SUB-ITEM 77Q1 (a)




An amendment, dated January 25, 2007, to the Amended and Restated Declaration of Trust, dated December 16, 2004, is contained in Post-Effective Amendment No. 52 to the Registration Statement for MFS Series Trust I (File Nos. 33-7638 and 811-4777), as filed with the Securities and Exchange Commission via EDGAR on January 29, 2007, under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.

Appendix A, dated February 27, 2007, to the Master Amended and Restated By-Laws for MFS Series Trust I, dated January 1, 2002 as revised June 23, 2004, is contained in the Registration Statement for MFS Series Trust XIV (File No. 811-22033), as filed with the Securities and Exchange Commission via EDGAR on March 15, 2007, under Section 8 of the Investment Company Act of 1940, as amended. Such document is incorporated herein by reference.